EXHIBIT 99.1

American Patriot Financial Group Elects Jerry A. Simmerly Interim Chief Executive Officer

Greeneville, TN. - January 29, 2008-American Patriot Financial Group, Inc., the parent company for American Patriot Bank, announced today that J. Robert Grubbs had resigned as the company’s and the bank’s chief executive officer effective immediately. Jerry A. Simmerly, the company’s and the bank’s president and chief operating officer will serve as interim chief executive officer while a search committee comprised of the independent directors of the company’s and the bank’s board seeks replacement for Mr. Grubbs.

“While we are disappointed in this action, I, along with the other independent members of the board, am excited about this new chapter in the bank’s history and look forward to continuing to build a profitable, growth-oriented, community-based bank for our shareholders, customers, and employees,” said Dr. William J. Smead, chairman of the board. “The independent directors of the board are confident that Jerry will do a fantastic job running the bank, leading our employees, and serving our customers during this transition period. The Board’s principal focus right now is on recruiting an experienced banker with strong local ties to the Greeneville community to lead the bank going forward. We anticipate that the employees, customers and shareholders of the company and the bank will continue to support us during this transition period and be supportive as we finalize the selection of a replacement.”

American Patriot Financial Group, Inc. is a $117 million one-bank holding company formed as a Tennessee corporation to own 100% of the stock of American Patriot Bank, based in Greeneville, Tennessee. American Patriot Bank maintains four office locations, three in Greeneville, Tennessee and one in Maryville, Tennessee.